Exhibit 99.2

To:	YY Inc.

Building 3-08 Yangcheng Creative Industry Zone

No.309 Huangpu Avenue Middle

Tianhe District

Guangzhou 510655

P.R.C

November 7, 2012

Dear Sirs/Madam

YY INC.

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to YY Inc. (the “Company”) solely in connection with (A) the Company’s registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, relating to the initial public offering by the Company of a certain number of the Company’s American depositary shares (“ADSs”), each representing a certain number of class A common shares of par value US$0.00001 per share of the Company, and (B) the proposed listing and trading of the Company’s ADSs on the Nasdaq Global Market (the “Offering”).

This legal opinion (the “Opinion”) is furnished pursuant to the instructions of the Company regarding certain PRC legal matters, and is delivered to the Company solely for the purposes of the Offering.

The following terms as used in this Opinion are defined as follows:

Beijing Huanju Shidai	means Huanju Shidai Technology (Beijing) Company Limited , formerly known as “Duowan Entertainment Information Technology (Beijing) Company Limited” ..

“Beijing Tuda”	means Beijing Tuda Science and Technology Company Limited ..

“Control Agreements”	means each of the contractual agreements and documents listed in Annex 3 hereto.

“Circular 13”	means the Circular on Consistent Implementation of the Stipulation on the Three Provisions of the State Council and the Relevant Interpretations of the State Commission for Public Sector Reform and the Further Strengthening of the Pre-approval of Online Games and the Approval and Examination of Imported Online Games issued by GAPP and the National Copyright Administration and the National Office of Combating Pornography and Illegal Publications on September 28, 2009.

“CSRC”	means China Securities Regulatory Commission.

“GAPP”	means General Administration of Press and Publication.

“Government Agency”	means any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC.

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“Guangzhou Huaduo”	means Guangzhou Huaduo Network Technology Company Limited ..

“Guangzhou Huanju Shidai”	means Guangzhou Huanju Shidai Information Technology Company Limited ( ), formerly known as “Zhuhai Duowan Technology Company Limited” ..

“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange on August 8, 2006, which became effective on September 8, 2006 and was further amended on June 22, 2009.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Company and the PRC Companies taken as a whole.

“PRC Affiliated Entities”	means the PRC affiliated entities listed in Annex 2 attached hereto; and a “PRC Affiliated Entity” shall be construed accordingly.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Companies”	means, collectively, the PRC Subsidiaries and the PRC Affiliated Entities.

“PRC Subsidiaries”	means the PRC subsidiaries of the Company listed in Annex 1 attached hereto and a “PRC Subsidiary” shall be construed accordingly.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

For the purpose of rendering this Opinion, we have reviewed the Registration Statement, the originals or copies, certified or otherwise identified to our satisfaction, of the documents provided to us by the Company and the PRC Companies and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for purposes of this Opinion (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this Opinion, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have further assumed without further inquiry: (a) the genuineness of all the signatures, seals and chops contained therein; (b) the authenticity and completeness of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity and completeness of such originals; (c) the truthfulness, accuracy, completeness and fairness of all Documents, as well as the factual statements contained in such Documents; (d) that the Documents provided to us remain in full force and effect up to the date of this Opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (e) that all information provided to us by the Company and the PRC Companies in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company and the PRC Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (f) that all parties other than the PRC Companies have the requisite capacity, necessary power, authority and legal right to enter into, execute, deliver and perform the Documents to which they are parties; (g) that all parties other than the PRC Companies have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties; (h) that all Governmental Authorizations and other official statement or documentation are obtained from competent PRC Governmental Agencies by lawful means in due course; and (i) that each Document which is governed by the laws of any jurisdiction other than the PRC is legal, valid and enforceable in any aspects under the respective governing law.

This Opinion relates to the PRC Law as it exists and is interpreted at the date of this Opinion. We do not purport to be experts on or generally familiar with or qualified to express legal opinion based on the laws of any jurisdiction other than the PRC. Accordingly we express no opinion as to the laws of any other jurisdiction and none is to be implied.

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that as of the date hereof, so far as PRC Laws are concerned:

(1)	Corporate Structure. The descriptions of the corporate structure of the PRC Group Companies set forth in “Corporate History and Structure” section of the Prospectus are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects.

We have advised the Company that:

(a)	Each of the PRC Subsidiaries and the PRC Affiliated Entities has been duly organized and is validly existing as a wholly foreign owned enterprise, or a domestic limited liability company, as the case may be, with full legal person status and limited liability and in good standing under the applicable PRC Laws; and the articles of association and the business license of each of the PRC Subsidiaries and the PRC Affiliated Entities comply with the requirements of applicable PRC Laws, have been approved by or registered with the relevant PRC authorities, as the case may be, and are in full force and effect.

(b)	(aa) the Company’s current ownership structure for its business operations, the ownership structure of its PRC Subsidiaries and its PRC Affiliated Entities, the contractual arrangements among its PRC Subsidiaries, its PRC Affiliated Entities and its shareholders, as described in the Prospectus, both currently and after giving effect to the Offering, are in compliance with the existing PRC Laws; and (bb) the contractual arrangements among Beijing Huanju Shidai, Guangzhou Huaduo and its shareholders governed by PRC Laws are valid, binding and enforceable, and are in compliance with the existing PRC Laws.

(c)	The statements set forth in the Prospectus under the captions “Risk Factors —Risks Relating to Our Corporate Structure and Our Industry — If the PRC government finds that the structure we have adopted for our business operations does not comply with PRC laws and regulations, or if these laws or regulations or interpretations of existing laws or regulations change in the future, we could be subject to severe penalties, including the shutting down of our platform and our business operations.” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(2)	M&A Rules. We have advised the Company as to the content of the M&A Rules, in particular the relevant provisions thereof that purport to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of PRC and controlled directly or indirectly by Chinese companies or natural persons, to obtain the approval of the CSRC prior to the listing and trading of their securities on stock exchange located outside of PRC.

We have advised the Company that CSRC approval is not required in the context of the Offering because (A) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like the Company’s under the Prospectus are subject to the M&A Rules; (B) the Company is not required to submit an application to CSRC for its approval of the listing and trading of its ADSs on the Nasdaq Global Market, considering that (a) its PRC subsidiaries, Beijing Huanju Shidai and Guangzhou Huanju Shidai, are foreign-invested enterprises established by foreign enterprises, (b) it did not acquire any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules and (c) there is no provision that clearly classifies the contractual arrangements among its PRC subsidiary, Beijing Huanju Shidai, its PRC consolidated affiliated entities and their respective shareholders as a transaction regulated by the M&A Rules.

The statements set forth in the Prospectus under the captions “Risk Factors — Risks Relating to Our ADSs and This Offering — The approval of the China Securities Regulatory Commission may be required in connection with this offering and, if required, we cannot assure you that we will be able to obtain such approval.” when taken together with the statements under “Regulation — New M&A Regulations and Overseas Listings,” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(3)	Company Contracts. Except as disclosed in the Registration Statement, each of the material company contracts governed by PRC Laws (the “Company Contracts”), listed in Annex 4 hereto, has been duly authorized, executed and delivered by the relevant PRC Subsidiary or PRC Affiliated Entity; each such PRC Subsidiary or PRC Affiliated Entity had the corporate power and capacity to enter into and to perform its obligations under such Company Contracts; except as disclosed in the Registration Statement, each of the Company Contracts to which a PRC Subsidiary or PRC Affiliated Entity is a party constitutes a legal, valid and binding obligation of the parties therein, enforceable against the parties therein in accordance with its terms and conditions, subject, as to enforcement, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, provided that each of the Company Contracts has been duly authorized, executed and delivered by the parties other than the PRC Subsidiaries or the PRC Affiliated Entities.

(4)	Circular 13. We have advised the Company that the enforcement of Circular 13 is subject to substantial uncertainty. Nevertheless, it’s unlikely that the GAAP will directly affect the Company’s controlling relationship with the PRC Affiliated Entities without joint actions to be taken by relevant Governmental Agencies, especially the Ministry of Culture (the “MOC”), because (a) the Regulation on the Main Functions, Internal Organization and Staffing of the GAPP issued by the General Office of the State Council on July 11, 2008 (the “Regulation on Three Provisions”) states that the MOC is authorized to regulate the online game industry, while the GAPP is authorized to approve the publication of online games before their launch on the internet; and (b) an interpretation circular of the Regulations on Three Provisions, promulgated by the office of the Central Organization Establishment Commission on September 7, 2009 further provides that, if an online game is launched on the internet without prior approvals issued by the GAPP, the MOC, instead of the GAPP, is directly responsible for investigating the game.

(5)	Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have further advised the Company that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is rendered or on reciprocity between the jurisdictions provided that the foreign judgments do not violate the basic principles of laws of the PRC or its sovereignty, security, or social and public interest. However, China does not have any treaties or other form of reciprocity with the United States or Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(6)	Statements in the Prospectus. The statements in the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Corporate History and Structure”, “Dividend Policy”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Industry Overview”, “Business”, “PRC Regulation”, “Management”, “Related Party Transactions”, “Description of Share Capital”, “Enforceability of Civil Liabilities” and “Taxation” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion) to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and we have no reason to believe there has been anything omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

(7)	Statement relating to PRC Tax. We have also advised the Company that foreign ADS holders may be subject to a 10% withholding tax upon dividends payable by the Company, if such income is sourced from within the PRC. Under the Enterprise Income Tax Law of 2007 dated March 16, 2007 and the Implementation Regulations of the Enterprise Income Tax Law dated December 6, 2007, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a resident enterprise. The “de facto management body” of an enterprise is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. Although the Company is incorporated in the Cayman Islands, substantially all of the Company’s management members are based in the PRC. It remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company controlled by PRC individuals, like the Company.

This Opinion is subject to the following qualifications:

(a)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter.

(c)	The term “enforceable” as used above means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.

(d)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

(e)	This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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[Signature Page]

Yours faithfully

ZHONG LUN LAW FIRM

/s/ Zhong Lun Law Firm

Annex 1

PRC Subsidiaries

1.	Huanju Shidai Technology (Beijing) Company Limited , formerly known as “Duowan Entertainment Information Technology (Beijing) Company Limited”

2.	Zhuhai Duowan Information Technology Company Limited

3.	Guangzhou Huanju Shidai Information Technology Company Limited , formerly known as “Zhuhai Duowan Technology Company Limited” ( ).

Annex 2

PRC Affiliated Entities

1.	Guangzhou Huaduo Network Technology Company Limited

2.	Beijing Tuda Science and Technology Company Limited ..

Annex 3

Control Agreements

A.	Control Agreements Relating to Beijing Tuda:

1.	Exclusive Business Cooperation Agreement , dated December 3, 2009, between Beijing Huanju Shidai and Beijing Tuda.

2.	Exclusive Technology Support and Technology Services Agreement , dated December 3, 2009, between Beijing Huanju Shidai and Beijing Tuda.

3.	Supplemental Agreement to Exclusive Business Cooperation Agreement , dated November 10, 2011, between Beijing Huanju Shidai and Beijing Tuda.

4.	Supplemental Agreement to Exclusive Technology Support and Technology Services Agreement , dated November 10, 2011, between Beijing Huanju Shidai and Beijing Tuda.

5.	Powers of Attorney , dated 27 May 2011, by the shareholders of Beijing Tuda.

6.	Exclusive Option Agreements , dated May 27, 2011, between Beijing Huanju Shidai, Beijing Tuda and each of the shareholders of Beijing Tuda.

7.	Share Pledge Agreements ( ), dated July 1, 2011, between Beijing Huanju Shidai and each of the shareholders of Beijing Tuda.

8.	Confirmation Letter to Exclusive Business Cooperation Agreement , dated November 10, 2011, between Beijing Huanju Shidai and Beijing Tuda.

9.	Confirmation letter to Exclusive Technology Support and Technology Services Agreement .. dated November 10, 2011, between Beijing Huanju Shidai and Beijing Tuda.

10.	Consent Letter , dated November 10, 2011, issued by the shareholders of Beijing Tuda.

B.	Control Agreements Relating to Guangzhou Huaduo:

1.	Exclusive Business Cooperation Agreement , dated August 12, 2008, between Beijing Huanju Shidai and Guangzhou Huaduo.

2.	Exclusive Technology Support and Technology Services Agreement , dated August 12, 2008, between Beijing Huanju Shidai and Guangzhou Huaduo.

3.	Supplemental Agreement to Exclusive Business Cooperation Agreement , dated November 10, 2011, between Beijing Huanju Shidai and Guangzhou Huaduo.

4.	Supplemental Agreement to Exclusive Technology Support and Technology Services Agreement , dated November 10, 2011, between Beijing Huanju Shidai and Guangzhou Huaduo.

5.	Powers of Attorney , dated September 16, 2011, by the shareholders of Guangzhou Huaduo.

6.	Exclusive Option Agreement , dated September 16, 2011, between Beijing Huanju Shidai, David Xueling Li and Guangzhou Huaduo.

7.	Exclusive Option Agreement , dated September 16, 2011, between Beijing Huanju Shidai, Jun Lei and Guangzhou Huaduo.

8.	Exclusive Option Agreement , dated September 16, 2011, between Beijing Huanju Shidai, Tony Bin Zhao and Guangzhou Huaduo.

9.	Exclusive Option Agreement , dated September 16, 2011, between Beijing Huanju Shidai, Jin Cao and Guangzhou Huaduo.

10.	Exclusive Option Agreement , dated September 16, 2011, between Beijing Huanju Shidai, Beijing Tuda and Guangzhou Huaduo.

11.	Share Pledge Agreements , dated September 16, 2011, between Beijing Huanju Shidai and David Xueling Li.

12.	Share Pledge Agreements , dated September 16, 2011, between Beijing Huanju Shidai and Jun Lei.

13.	Share Pledge Agreements , dated September 16, 2011, between Beijing Huanju Shidai and Tony Bin Zhao.

14.	Share Pledge Agreements , dated September 16, 2011, between Beijing Huanju Shidai and Jin Cao.

15.	Share Pledge Agreements , dated September 16, 2011, between Beijing Huanju Shidai and Beijing Tuda.

16.	Confirmation Letter to Exclusive Business Cooperation Agreement , dated November 10, 2011, between Beijing Huanju Shidai and Guangzhou Huaduo.

17.	Confirmation letter to Exclusive Technology Support and Technology Services Agreement .. dated November 10, 2011, between Beijing Huanju Shidai and Guangzhou Huaduo.

18.	Consent Letter , dated November 10, 2011, issued by the shareholders of Guangzhou Huaduo.

Annex 4

Company Contracts

1. Joint Operation Agreement , dated July 1, 2011, between the Zhuhai branch of Guangzhou Huaduo and Shenzhen 7th Road Technology Co., Ltd.

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